Exhibit 10.1

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is dated as of this 30th day of April, 2004, by and between PHARMACOPEIA, INC., a Delaware corporation (“Pharmacopeia”), and ACCELRYS INC., a Delaware corporation and a wholly owned subsidiary of Pharmacopeia (Pharmacopeia and Accelrys Inc. are referred to herein collectively as “Accelrys”), on the one hand, and PHARMACOPEIA DRUG DISCOVERY, INC., a Delaware corporation (“PDD”), on the other hand.  Each of Accelrys and PDD is sometimes hereinafter referred to as a “Party” and together as the “Parties.”

WHEREAS, the Parties have entered into a Master Separation and Distribution Agreement (the “Distribution Agreement”) pursuant to which Pharmacopeia has agreed to distribute to its stockholders all of the outstanding shares of common stock of PDD (the “Distribution”);

WHEREAS, Pharmacopeia and Accelrys Inc., on the one hand, and PDD, on the other hand, have historically provided or shared, and currently provide or share, certain services to or with each other;

WHEREAS, in recognition of the historic and current relationship between the businesses, PDD is interested in receiving certain services from Accelrys, and Accelrys is interested in providing such services to PDD, during a transition period commencing on the date of the Distribution (the “Distribution Date”); and

WHEREAS, in recognition of the historic and current relationship between the businesses, Accelrys also is interested in receiving certain limited services from PDD, and PDD is interested in providing such services to Accelrys, during such transition period;

NOW, THEREFORE, in consideration of the mutual covenants and agreements, and upon the terms, and subject to the conditions, hereinafter set forth, the Parties hereby agree as follows:

Article 1                                               SERVICES

1.1.                              Provision of Services.  During the Transition Period (as defined below), subject to the terms and conditions of this Agreement, (a) Accelrys agrees to provide to PDD and PDD agrees to receive from Accelrys the services described in Exhibit A hereto (each, an “Accelrys Service” and together, the “Accelrys Services”), and (b) PDD agrees to provide to Accelrys and Accelrys agrees to receive from PDD the services described in Exhibit B hereto (each, a “PDD Service and together, the “PDD Services”).  Each Accelrys Service and PDD Service (as applicable, a “Service”) shall be provided in good faith and at a level and quality comparable to that performed by Accelrys or PDD, as applicable, prior to the date of this Agreement, unless the Parties otherwise agree in writing.  Each of Exhibit A and Exhibit B hereto is incorporated into and constitutes a part of this Agreement.

1.2.                              Consideration for Services.

a.               In consideration of the mutual covenants, agreements, undertakings, representations and warranties of the Parties set forth in the various agreements entered into in connection with the Distribution, including, without limitation, the Distribution Agreement and the agreements referenced therein, Accelrys and PDD expressly agree that, except to the extent specifically set forth in Exhibit A hereto, no fee shall be payable by PDD to Accelrys in exchange for or in consideration of the provision by Accelrys of any Accelrys Service and no fee shall be payable by Accelrys to PDD in exchange for or in consideration of the provision by PDD of any PDD Service.

b.              The Parties also agree to the Service acquisition and funding arrangements set forth on Exhibit C hereto, which is incorporated into and constitutes a part of this Agreement.

1.3.                              Access.  Each of PDD and Accelrys will make available to the other Party all information and materials reasonably requested by such other Party to enable it to provide the Accelrys Services and the PDD Services, respectively.  Each of PDD and Accelrys will provide the other Party with reasonable access, upon reasonable prior notice, to its premises to the extent necessary for the purpose of providing the relevant Services.

1.4.                              Independent Contractors.  In performing any service on behalf of the other Party, each of PDD and Accelrys will act under this Agreement solely as an independent contractor, and not as an agent of the Party for which the applicable Services are performed.

1.5.                              Additional Resources Resulting From Changes in Business.  If it is necessary for either Accelrys or PDD to increase staffing or acquire equipment or make any investments or capital expenditures to accommodate an increase in the use of any Service beyond the level of use of such Service prior to the Distribution Date, as a result of an increase in volume of the business or a change in the manner in which the business is being conducted, such Party will inform the other Party in writing of such increase in staffing level, equipment acquisitions, investments or capital expenditures before any such cost or expense is incurred.  Upon mutual agreement of the Parties acting in good faith as to the necessity of any such increase, the Party to receive such Service will advance to the Party to provide the Service an amount equal to the actual costs and expenses to be incurred in connection therewith.  If such mutual agreement is not reached, the obligation of the Party required hereunder to furnish or cause to be furnished such Service will be limited to the level of use of such Service in effect prior to the proposed increase.

1.6.                              Cooperation.  The Parties will use good faith efforts to reasonably cooperate with each other in all matters relating to the provision and receipt of Services.  Such cooperation will include seeking or applying for all consents, licenses or approvals necessary to permit each Party to perform its obligations hereunder.  The Parties will, for a period of five years after the Distribution Date, maintain documentation supporting the information contained in the Exhibits hereto and cooperate with each other in making such information available as needed, subject to appropriate confidentiality requirements.

1.7.                              Disclaimer of Warranty.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Article 2                                               TERM OF SERVICES

2.1.                              Transition Period; Early Termination.  The provision of Services will commence on the Distribution Date and will terminate no later than the first anniversary of the Distribution Date (such period being referred to herein as the “Transition Period”), unless earlier terminated by the Party receiving the Service(s) or extended by mutual written agreement of the Parties.  In this connection, any Service may be cancelled or reduced in amount or scope by the recipient of the Service upon its provision of advance written notice thereof to the Service provider.

Article 3                                               LIABILITIES

3.1.                              Consequential and Other Damages.  No provider of any Service hereunder will be liable to any person, whether in contract, tort (including negligence and strict liability) or otherwise, but excluding gross negligence, willful misconduct or bad faith, in connection with the provision of any

Service pursuant to this Agreement, for any special, indirect, incidental or consequential damages whatsoever which in any way arise out of, relate to or are a consequence of the performance or nonperformance by such Service provider hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers (other than, with respect to customers, the Service recipient in its capacity as a customer of the Service provider).

3.2.                              Limitation of Liability.  Except as set forth in this Agreement (including, without limitation, Exhibits A and C hereto), the liability of any provider of Services with respect to this Agreement or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof, but excluding gross negligence, willful misconduct or bad faith in connection with the provision of or failure to provide any Service pursuant to this Agreement), or from the sale, delivery, provision or use of any Service provided under or covered by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, will be limited to the obligation to re-perform the Service as contemplated by Section 3.3 below.

3.3.                              Obligation To Re-perform.  In the event of any breach of this Agreement by any provider of Services with respect to the provider’s obligation hereunder to provide any Service (which breach such Service provider can reasonably be expected to remedy through the re-performance of the Service in a commercially reasonable and timely manner), the Service provider will promptly correct in all material respects such breach or re-perform in all material respects such Service, subject to Section 3.2, at the request of the recipient of the Service and at the expense of the Service provider.  To be effective, any such request by a recipient of Services must be in a written notice that specifies in reasonable detail the particular error, defect or breach and be delivered to the Service provider no more than sixty (60) days from the date such Service was provided.  Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, this Section 3.3 and Section 3.2 above), nothing contained in this Agreement shall be construed to limit PDD’s ability to utilize the Services Fund to secure Services or acquire assets under the circumstances set forth in Exhibit C hereto

3.4.                              Release and Indemnity.  Except as specifically set forth in this Agreement, PDD hereby releases Accelrys and each of Accelrys’ employees, agents, officers and directors (collectively, the “Accelrys Indemnitees”), and PDD hereby agrees to jointly and severally indemnify, defend and hold harmless the Accelrys Indemnitees, from and against any and all claims, demands, complaints, liabilities, losses, damages, costs and expenses arising from or relating to the use of any Service provided by Accelrys which is incurred or suffered by PDD or any other person using such Service on PDD’s behalf.  Except as specifically set forth in this Agreement, Accelrys hereby releases PDD and each of PDD’s employees, agents, officers and directors (collectively, the “PDD Indemnitees” and together with the Accelrys Indemnitees, the “Indemnitees”), and Accelrys hereby agrees to jointly and severally indemnify, defend and hold harmless the PDD Indemnitees, from and against any and all claims, demands, complaints, liabilities, losses, damages, costs and expenses arising from or relating to the use of any Service provided by PDD which is incurred or suffered by Accelrys or any other person using such Service on Accelrys’ behalf.

3.5.                              Indemnification Procedures.  The provisions of Section 4.6 of the Distribution Agreement shall apply to Third Party Claims (as defined in the Distribution Agreement) arising inconnection with this Agreement; and all other disputes shall be resolved in accordance with Section 5.7 hereof.

Article 4                                               TERMINATION

4.1.                              Termination.

a.               The obligation of a provider of a Service, with respect to any Service to be provided under this Agreement, shall terminate on the earlier to occur of (a) the last date of the Transition Period or (b) the date on which the provision of such Service has terminated or been canceled pursuant to Article 2 or Section 4.2 hereof.

b.              The Parties may extend the Transition Period by mutual written agreement.

c.               This Agreement shall terminate when both Parties have no further obligation to provide any Services hereunder.

4.2.                              Breach of Agreement.  Subject to Article 3, if a Party causes or suffers to exist any material breach of any of its material obligations under this Agreement, and that Party does not cure such default in all material respects within thirty (30) days after receiving written notice thereof from the non-breaching Party, the non-breaching Party may terminate this Agreement, including the provision of Services pursuant hereto, immediately by providing written notice of termination to the breaching Party.

4.3.                              Effect of Termination.  Sections 4.1 and 4.2, this Section 4.3 and Article 3 and 5 will survive any termination of this Agreement.

Article 5                                               MISCELLANEOUS

5.1.                              Definitions.  All capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Distribution Agreement.

5.2.                              Force Majeure.  In the event that the performance of this Agreement or of an obligation under this Agreement is prevented, restricted or interfered with by reason of any cause not within the control of the prevented Party, and which could not by reasonable diligence have been avoided by the prevented Party, the prevented Party, upon the giving of prompt notice to the other Party as to the nature and probable duration of the event, will be excused from its performance to the extent and for the duration of the prevention, restriction or interference, provided that the prevented Party uses reasonable commercial efforts to avoid or remove the cause of non-performance and continues performance under this Agreement whenever and to the extent the cause or causes are removed.  For the purpose of this Section 5.2, but without limiting its generality, the following are not within the control of a Party: acts of God; acts or omissions of a governmental agency or body; mechanical failures or breakdowns; power failures or fluctuations; compliance with requests, recommendations, rules, regulations or orders of any governmental authority or any officer, department, agency, or instrument thereof; explosion; civil disorder; flood; storm; earthquake; fire; war; insurrection; riot; accidents; quarantine restrictions; work stoppages (including strikes or lockouts); shortages of labor; differences with workmen; embargoes; delays or failures in transportation; and acts of a similar nature.  In the event such a curtailment by either Party continues in whole or in part, then a recipient of a Service may arrange for temporary provision of the Services until the provider of the Service can resume provision of the applicable Services.

5.3.                              Conflicting Documents.  To the extent that any documents issued in connection with the provision of the Services contains terms or conditions that are in conflict with, or derogate from, this Agreement, they will be null and void and the terms of this Agreement will control.

5.4.                              Notices.  All notices or other communications hereunder will be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, by Federal Express or by other “overnight” courier service, or if sent by fax, provided that the fax is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

If to Pharmacopeia or Accelrys Inc., to:		If to PDD, to:

Accelrys, Inc.		Pharmacopeia Drug Discovery, Inc.
9685 Scranton Road		P.O. Box 5350
San Diego, CA 92121		Princeton, NJ 08543
Attention: Chief Operating Officer		Attention: Chief Operating Officer
Phone:	(858) 799-5000	Phone:	(609) 452-3651
Fax No.:	(858) 799-5475	Fax No.:	(609) 452-3672

5.5.                              Entire Agreement.  The agreement of the Parties, which is comprised of this Agreement and the Exhibits hereto, sets forth the entire agreement and understanding among the Parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

5.6.                              Assignment; Binding Effect; Severability.  Neither Party may assign its rights or obligations under this Agreement absent the express, written consent of the other Party.  Notwithstanding the above, either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its business or the business unit to which this Agreement pertains, or in the event of its merger, consolidation, change in control or similar transaction.  The provisions of this Agreement are severable and, in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions will remain in full force and effect unless the deletion of such provision will cause this Agreement to become materially adverse to any Party, in which event the Parties will use reasonable efforts to arrive at an accommodation which best preserves for the Parties the benefits and obligations of the offending provision.

5.7.                              Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, ITS RULES OF CONFLICT OF LAWS NOTWITHSTANDING.

5.8.                              Dispute Resolution and Arbitration.

a.              Negotiation.  In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any third party is a party to such controversy, dispute or claim) (collectively, “Agreement Disputes”), the Agreement Dispute shall be negotiated in good faith for a reasonable period of time by the Chief Operating Officer of each party (or the equivalent thereof), provided that such reasonable period of time shall not exceed 15 days from the time the Parties began such negotiations.  Should there be no resolution of an Agreement Dispute within a reasonable period of time by such officers of the Parties, the Agreement Dispute shall be negotiated in good faith for a reasonable period of time by the Chief Executive Officers of the Parties, or their respective designees, provided that such reasonable period of time shall not, unless otherwise agreed by the Parties in writing, exceed 10 days from the time the Chief Executive Officers of the Parties, or their respective designees, began such negotiations; provided further that in the event of any arbitration in accordance with Section 5.8(b) hereof, the Parties shall not assert the defenses of statute of limitations and laches arising for the period beginning after the date the Parties began negotiations hereunder, and any contractual time period or deadline under this Agreement shall not be deemed to have passed until such Agreement Dispute has been resolved.

b.              Arbitration.  If after such reasonable period such representatives are unable to settle such Agreement Dispute (and in any event, unless otherwise agreed in writing by the Parties, after 60 days have elapsed from the time the Parties began such negotiations), such Agreement Dispute shall be determined, at the request of either Party, by arbitration conducted in New York City, before and in accordance with the then-existing International Arbitration Rules of the American Arbitration Association (the “Rules”).  In any dispute between the Parties, the number of arbitrators shall be one.  Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in 9 U.S.C. Section 10(a) as in effect on the date hereof).  If the Parties are unable to agree on an arbitrator, the arbitrator shall be selected in accordance with the Rules.  Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate or as to the interpretation of enforceability of this Section 5.8(b) shall be determined by the arbitrator.  In resolving any dispute, the Parties intend that the arbitrator apply the substantive laws of the State of Delaware, without regard to the choice of law principles thereof.  The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable.  The Parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York.  The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, that the arbitrator shall not be entitled to award punitive damages.  Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant Parties or permitted by this Agreement, the Parties shall keep confidential all matters relating to the arbitration or the award, provided, such matters may be disclosed (A) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (B) to the extent otherwise required by law.  Notwithstanding Article 32 of the Rules, the Party other than the prevailing Party in the arbitration shall be responsible for all of the costs of the arbitration, including legal fees and other costs specified by such Article 32.  Nothing contained herein is intended to or shall be construed to prevent any Party, in accordance with Article 22(3) of the Rules or otherwise, from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes.

c.               Continuity of Service and Performance.  Unless otherwise agreed in writing, the Parties will continue to provide services and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Agreement with respect to all matters not subject to such dispute, controversy or claim.

5.9.                              Execution in Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same agreement.

5.10.                        No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or will (a) confer on any person other than the Parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the Parties hereto as partners or as participants in a joint venture.  This Agreement will not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

5.11.                        Headings.  The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and will not constitute a part of this Agreement, nor will they affect its meaning, construction or effect.

5.12.                        Amendment and Waiver.  The Parties may by mutual agreement amend this Agreement in any respect, and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of any other Party, (b) waive any inaccuracies in representations by any other Party, (c) waive compliance by any other Party with any of the agreements contained herein and performance of any obligations by such other Party, and (d) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement.  To be effective, any such amendment or waiver must be in writing and be signed by the Party against whom enforcement of the same is sought.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed the day and year first above written.

PHARMACOPEIA, INC.

PHARMACOPEIA DRUG DISCOVERY, INC

/s/ John J. Hanlon	/s/ Joseph A. Mollica, Ph.D.
Signature	Signature

John J. Hanlon	Joseph A. Mollica, Ph.D.
Printed Name	Printed Name

Chief Financial Officer	President and Chief Executive Officer
Title	Title

ACCELRYS INC.

/s/ Mark J. Emkjer
Signature

Mark J. Emkjer
Printed Name

President and Chief Executive Officer
Title